Exhibit 99.1

Wyndham Worldwide Announces Financings by Wyndham Hotels & Resorts, Inc., Its Spin-Off Subsidiary

PARSIPPANY, N.J., April 13, 2018 — Wyndham Worldwide Corporation (NYSE: WYN) announced today that its wholly owned subsidiary, Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”), has arranged for commitments from lenders for a $1.6 billion senior secured term loan facility and has issued $500 million aggregate principal amount of senior unsecured notes due 2026 in a private offering.

The proceeds from the term loan facility and the notes are expected to be used primarily to finance Wyndham Hotels’ planned acquisition of La Quinta Holdings, Inc.’s hotel franchising and management businesses, which is expected to occur in this quarter. Wyndham Hotels has also arranged for a $750 million senior secured revolving credit facility, under which no borrowings are expected to be outstanding upon the spin-off or the La Quinta acquisition.

“We are pleased to have put in place these senior notes and have arranged these credit facilities, which will provide the permanent financing for our pending acquisition of La Quinta’s hotel franchising and management businesses and will also comprise the non-equity, go-forward capital structure of Wyndham Hotels,” said David B. Wyshner, Executive Vice President and Chief Financial Officer of Wyndham Worldwide.  “This is a major milestone in our plan to spin-off the hotel business and further ensures Wyndham Hotels is well positioned to benefit from its significant scale, industry-leading position, strong cash flows, and rich portfolio of renowned brands.”

The senior secured term loan facility matures in 2025 and will bear interest at a rate of LIBOR plus 175 basis points, and the senior notes due 2026 will bear interest at a rate of 5.375%. The term loan facility is expected to close in conjunction with the closing of the La Quinta acquisition, and loans under the revolving credit facility will become available to be drawn when the Wyndham Hotels spin-off occurs.

The notes have not been registered under the Securities Act of 1933, as amended or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of any securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

ABOUT WYNDHAM WORLDWIDE CORPORATION

Wyndham Worldwide is one of the largest global hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership, and unique accommodations, including vacation exchange and managed home rentals. With a collective inventory of over 22,000 places to stay across 110 countries on six continents, Wyndham Worldwide and its 39,000 associates welcome people to experience travel the way they want. This is enhanced by Wyndham Rewards®, Wyndham Worldwide’s award-winning guest loyalty program across its businesses, which is making it simpler for members to earn more rewards and redeem their points faster.

ABOUT WYNDHAM HOTEL GROUP

Following the consummation of the spin-off, Wyndham Hotel Group will become a publicly traded hotel franchising and management company known as Wyndham Hotels & Resorts, Inc. Wyndham Hotel Group is the world’s largest hotel company based on number of affiliated hotels with a global network of approximately 8,400 hotels and over 728,200 rooms in 80 countries under the following brands: AmericInn®, Baymont Inn & Suites®, Days Inn®, Dazzler® Hotels, Dolce Hotels and Resorts®, Esplendor® Boutique Hotels, Hawthorn Suites by Wyndham®, Howard Johnson®,  Knights Inn®, Microtel Inn & Suites by Wyndham®, Ramada®, Super 8®, The Trademark Hotel Collection®, Travelodge®, TRYP by Wyndham®, Wingate by Wyndham®, Wyndham Garden® Hotels,  Wyndham  Grand®, and Wyndham Hotels & Resorts®. The Company’ award-winning Wyndham Rewards® loyalty program offers nearly 55 million enrolled members the opportunity to redeem points at more than 30,000 hotels, condos and homes globally.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Worldwide, Wyndham Hotel Group or Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, general economic conditions; the performance of the financial and credit markets; the economic environment for the hospitality industry; the impact of war, terrorist activity or political strife; operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses; and uncertainties related to the planned spin-off of Wyndham Hotels, the acquisition of La Quinta’s hotel franchising and management businesses and the divestiture of Wyndham Worldwide’s European vacation rentals business; as well as those risks described in Wyndham Worldwide’s Annual Report on Form 10-K, filed with the SEC on February 20, 2018, Wyndham Hotels’ Registration Statement on Form 10, filed with the SEC on March 16, 2018, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

CONTACTS

Investor Contact:

Margo C. Happer

Senior Vice President, Investor Relations

Wyndham Worldwide Corporation

973-753-6472

Margo.Happer@wyn.com

Media Contact:

Nadeen N. Ayala

Senior Vice President, Corporate Communications

Wyndham Worldwide Corporation

973-753-8054

Nadeen.Ayala@wyn.com